SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 25, 2013
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 2.02. Results of Operations and Financial Condition

On April 25, 2013, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended March 31, 2013. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 First Quarter 2013 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: ___/s/ Terrance J. Lillis
Name:    Terrance J. Lillis

Title:	Senior Vice President and Chief Financial Officer

Date:    April 25, 2013

EXHIBIT 99
Release:             On receipt, April 25, 2013
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces First Quarter Results
Company Also Announces Common Stock Dividend

Company Highlights

•	1Q 2013 Operating Earnings[1] of $233.3 million, $0.79 per diluted share

•	1Q 2013 Net Income was $178.3 million, $0.61 per diluted share

•	Record quarter end assets under management of $456.1 billion

•	First quarter total company net cash flows of $6.5 billion

•	Company declares second quarter 2013 dividend of $0.23 per share of common stock

(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for first quarter 2013.
First Quarter 2013 Results

•
Operating earnings increased 8 percent to $233.3 million for first quarter 2013, compared to $215.3 million for first quarter 2012. Operating earnings per diluted share (EPS) were $0.79 for first quarter 2013, compared to $0.71 for first quarter 2012.

•
Net income available to common stockholders of $178.3 million, or $0.61 per diluted share for first quarter 2013, was a $25.6 million decrease from $203.9 million, or $0.68 per diluted share for first quarter 2012. Net realized losses were $56.4 million in the first quarter 2013 compared to losses of $9.9 million in first quarter 2012.

•	Operating revenues for first quarter 2013 were $2,238.3 million, an increase of 6 percent, compared to $2,107.4 million for the same period last year.

•	Quarterly dividend declared by its board of directors of $0.23 per share of common stock. The dividend will be payable on June 28, 2013 to shareholders of record as of June 3, 2013.
“2013 is off to a very good start, with 8 percent growth in reported operating earnings over the prior year period, continuing the momentum in our businesses for several quarters. Our ability to attract and retain institutional, retirement and retail investors around the world resulted in more than $28 billion of net cash flows over the trailing twelve months,” said Larry D. Zimpleman, chairman, president and chief executive officer. “Our acquisition of Cuprum successfully completed in the first quarter, contributing meaningfully to our current results. We continue to grow in the right markets with the right solutions, offering our clients long-term savings, investment solutions and risk protection, to help them achieve financial security.”
Added Terry Lillis, senior vice president and chief financial officer, “Total company fees and other revenues are growing by double digits, reflecting our shift toward a fee-based business model. As our business model generates increasing amounts of deployable capital, we’re able to put that capital to work opportunistically for the long-term benefit to our shareholders. Since the beginning of 2012, we’ve allocated $2.4 billion on strategic acquisitions, common stock dividends and share repurchases. For the remainder of the year, we’ll focus on onboarding Cuprum and look at opportunities to deploy additional capital in the second half of the year.”
Highlights
Business

•
Retirement and Investor Services Accumulation sales were up 15 percent in the first quarter compared to the year ago quarter. This includes $2.9 billion for Full Service Accumulation, a record $5.2 billion for Principal Funds and $419 million for Individual Annuities. Net cash flows were $0.7 billion for Full Service Accumulation and $2.4 billion for Principal Funds.

_____________________________
1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.

•	Full Service Accumulation defined contribution plan count is up nearly 1,900 plans, a 6 percent increase over a year ago quarter.

•	Principal Global Investors had unaffiliated net cash flows of $1.8 billion and record unaffiliated assets under management (AUM) of $102.7 billion as of quarter end.

•
Principal International reported net cash flows of $2.5 billion and record AUM of $107.4 billion as of quarter end (excluding $12.1 billion of AUM in our asset management joint venture in China, which is not reported in AUM).

•	U.S. Insurance Solutions had strong sales in the first quarter, with Individual Life sales up 49 percent and Specialty Benefits sales up 20 percent, both over first quarter 2012.
Capital

•	Strong capital position with a quarter-end estimated risk based capital ratio of approximately 415 percent, which was unchanged from year-end 2012, and $1.1 billion of excess capital.[2]

•	Paid a first quarterly dividend of $0.23 cents per share, up 10 percent over fourth quarter 2012.

•	Repurchased 2.4 million shares of common stock in the first quarter at an average price of $31.37.

•	Book value per share, excluding AOCI[3] was $29.19, up 6 percent over first quarter 2012.

Net Income

•	Net income available to common stockholders of $178.3 million for first quarter 2013, down 13 percent compared to first quarter 2012 reflecting:

◦	Net realized capital losses of $56.4 million, which includes:

◦
$18.7 million of credit related net losses, down 28 percent from a year ago quarter, related to sales and permanent impairments of fixed maturity securities. This includes $12.9 million of losses on commercial mortgage backed securities, which is down 10 percent from first quarter 2012;

◦	Losses on Derivatives and Related Activities used for hedging risk; and

◦	Volatility on Other Gains/Losses.

Segment Results
Retirement and Investor Services - Accumulation4

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$141.8	$120.2	18%

Net Revenue	$559.9	$493.5	13%	$2,110.5	$1,919.8	10%
Pretax Return on Net Revenue	31.0%	31.2%		29.5%*	30.6%
*Pretax Return on Net Revenue for the trailing twelve months as of first quarter 2013 was 30.6 percent after adjusting for the third quarter 2012 actuarial assumption review.

•
Operating Earnings increased $21.6 million primarily due to growth in average account values. Results also benefited from an $8.4 million after-tax dividend accrual benefit in Full Service Accumulation, and a $2.5 million after-tax benefit from a Principal Funds legal settlement. First quarter 2012 was negatively impacted by a legal settlement in Bank and Trust Services. Excluding these items, first quarter 2013 operating earnings were up 7 percent from first quarter 2012.

•	Net Revenue increased 13 percent in first quarter aided by an increase in account values resulting from positive net cash flows and strong equity markets.
_____________________________
2 Excess capital includes cash at the holding company and capital at the life company above the amount needed to maintain a 350 percent NAIC risk based capital ratio for the life company.
3 AOCI: Accumulated Other Comprehensive Income.
4 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Retirement and Investor Services - Guaranteed5

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$28.2	$23.4	21%

Net Revenue	$48.7	$41.2	18%	$162.6	$157.1	4%
Pretax Return on Net Revenue	83.2%	79.9%		79.4%	78.2%

•	Operating Earnings increased $4.8 million primarily due to net revenue growth.

•	Net Revenue increased $7.5 million due to improved spreads.
Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$20.3	$16.2	25%

Operating Revenue	$153.7	$138.1	11%	$606.8	$559.1	9%
Pretax Margin	22.4%	19.8%		23.4%	21.1%

Total PGI Assets Under Management (billions)	$273.0	$242.2	13%
Unaffiliated Assets Under Management (billions)	$102.7	$90.7	13%

•	Operating Earnings increased $4.1 million primarily due to revenue growth and improved pretax margin.

•	Operating Revenue increased $15.6 million for first quarter 2013 as a result of higher management fees due to growth in AUM aided by positive net cash flows and strong investment performance.
Principal International

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$44.6	$44.1	1%

Combined[6] Net Revenue	$319.0	$279.3	14%	$1,156.1	$1,121.3	3%
Combined Pretax Return on Net Revenue	57.2%	58.2%		55.6%	54.0%

Assets Under Management (billions)	$107.4	$59.2	81%

•
Operating Earnings increased $0.5 million. Results benefited from the one month of Cuprum’s earnings and higher AUM overall. This was partially offset by inflation in Latin America, foreign exchange rates, and a $2.2 million tax on repatriated earnings from Hong Kong.

•	Combined Net Revenue increased primarily due to growth in AUM from strong net cash flows and the Cuprum acquisition.
Individual Life

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$14.9	$31.7	(53)%

Premium and Fees	$239.0	$173.4	38%	$922.4	$826.9	12%
Pretax Operating Margin	8.3%	26.4%		4.1%*	19.2%
*Pretax Operating Margin for the trailing twelve months as of first quarter 2013 was 14.8 percent after adjusting for the third quarter 2012 actuarial assumption review.

•
Operating Earnings decreased $16.8 million primarily due to an approximately $6.0 million impact from an adverse fluctuation in mortality and the continued impact of the low interest rate environment. First quarter 2012 benefited from a $3.3 million change in amortization basis as well as favorable mortality.

•
Premium and Fees increased $65.6 million on a reported basis. Adjusting for the first quarter 2012 change in amortization basis for certain policies, premium and fees are up 9 percent due to strong sales and growth in the business.

________________________
5 RIS Guaranteed: includes Investment Only and Full Service Payout.
6 Combined basis: all Principal International companies at 100%.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter To Date			Trailing Twelve Months Year To Date
	1Q13	1Q12	% Change	1Q13	1Q12	% Change
Operating Earnings	$20.8	$18.5	12%

Premium and Fees	$366.7	$353.7	4%	1,456.6	$1,392.4	5%
Pretax Operating Margin	8.7%	8.0%		9.6%*	9.9%

Incurred Loss Ratio	67.1%	68.6%		67.9%	68.4%
*Pretax Operating Margin for the trailing twelve months as of first quarter 2013 was 9.8 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings increased $2.3 million due to improved claims experience and business growth.

•	Premium and Fees growth of 4 percent reflects strong premium growth in Individual Disability, sales in Group Benefits, and in-group growth and salary trends.

•	Incurred Loss Ratio improved due to lower claims in Group Benefits, particularly in dental, partially offset by higher Individual Disability claims experience.
Corporate

(in millions except percentages or otherwise noted)	Quarter To Date
	1Q13	1Q12	% Change
Operating Losses	($37.3)	($38.8)	4%

•
Operating Losses for first quarter 2013 was negatively impacted by one-time closing costs related to the Cuprum acquisition, which were largely offset by additional interest income received in Chile from cash used in the Cuprum acquisition and lower than expected expense accruals. First quarter 2012 results reflected higher tax and legal expenses.

Principal International Earnings Recast

In conjunction with our first quarter 2013 acquisition of AFP Cuprum S.A. (“Cuprum”), we re-evaluated the accounting treatment for similar products offered in other foreign jurisdictions, including the AFORE retirement accumulation business in Mexico. As a result of this evaluation, we concluded that the AFORE product, which was previously accounted for as an investment contract under insurance accounting standards, should be accounted for as a long term service contract, consistent with the accounting requirements for our recently acquired retirement accumulation business in Chile. The revision to the accounting treatment for the AFORE product in Mexico will result in the following changes:

•
Fewer acquisition costs are capitalized. Specifically, we expense as incurred salary and related costs associated with the successful efforts of our proprietary sales force and sales support staff. All direct and incremental costs such as commissions will continue to be deferred.

•
Deferred costs are amortized on a straight line basis over the expected contract life rather than based on estimated gross profits. The amortization method change also impacts purchased customer intangible assets.

We have revised our prior period consolidated financial statements accordingly. These revisions, inclusive of any other potential adjustments, are not material in any prior period and, as a result, amendment of previously filed periodic reports is not required. Rather, these revisions will be made the next time we file the prior period financial statements.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2012, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or further declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business, and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, April 26, 2013 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 25954736.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 25954736. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 3, 2013.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and additional investment portfolio detail for first quarter 2013 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)7 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $456.1 billion in assets under management8 and serves some 19.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

________________________________
7 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
8 As of March 31, 2013.

Explanation of Terms
The terms used within this press release and other documents related to financials defined below explain the results of our ongoing businesses in a manner that allows for a better understanding of the underlying trends in those businesses.

Net revenue is defined as operating revenue less benefits, claims, settlement expenses, and dividends to policyholders. This provides a more accurate view of the ongoing revenue available to the businesses to fund operational expenses and generate profits.

Pretax operating earnings is defined as operating earnings before income taxes, noncontrolling interest and preferred stock dividends. This provides management better insight into the underlying trends of the businesses.

Pretax return on net revenue is calculated as pretax operating earnings divided by net revenue. This metric measures both revenue and expenses of primary business activities in Retirement and Investor Services and provides a clearer depiction of the profitability.

Pretax margin is calculated as pretax operating earnings divided by operating revenue. This metric measures both the revenue and expenses associated with the company’s primary business activities and provides a clearer picture of the profitability of Principal Global Investors.

Combined basis is all Principal International companies at 100% ownership. Using U.S. GAAP accounting presentation for joint ventures masks the growth and profitability of our operations.

Premiums and fees is the sum of premiums, fees, and other revenue. Premiums and fees provide management in US Insurance Solutions a current view of the ongoing revenue in the business.

Pretax operating margin is calculated as pretax operating earnings divided by premium and fees. This metric measures the proportion of premium and fees remaining after claims and expenses, excluding income taxes, and provides an indicator of the profitability of the business.

Trailing twelve months is a better indicator of trend analysis because it normalizes quarterly volatility over a longer time period.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,
	3/31/13	3/31/12
Retirement and Investor Services	$170.0	$143.6
Principal Global Investors	20.3	16.2
Principal International	44.6	44.1
U.S. Insurance Solutions	35.7	50.2
Corporate	(37.3)	(38.8)
Operating Earnings	$233.3	$215.3
Net realized capital losses, as adjusted	(56.4)	(9.9)
Other after-tax adjustments	1.4	(1.5)
Net income available to common stockholders	$178.3	$203.9

	Per Diluted Share
	Three Months Ended,
	3/31/13	3/31/12
Operating Earnings	$0.79	$0.71
Net realized capital losses, as adjusted	(0.18)	(0.03)
Other after-tax adjustments	0.00	0.00
Net income available to common stockholders	$0.61	$0.68
Weighted-average diluted common shares outstanding	297.1	304.7

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,
	3/31/13	3/31/12
Premiums and other considerations	$691.7	$677.1
Fees and other revenues	733.6	582.7
Net investment income	813.0	847.6
Total operating revenues	2,238.3	2,107.4

Benefits, claims and settlement expenses	1,099.4	1,216.2
Dividends to policyholders	48.3	50.3
Commissions	179.6	159.8
Capitalization of DPAC	(124.2)	(99.6)
Amortization of DPAC	57.2	(103.7)
Depreciation and amortization	22.3	19.4
Interest expense on corporate debt	36.0	31.1
Compensation and other	615.3	546.7
Total expenses	1,933.9	1,820.2

Operating earnings before tax, noncontrolling interest and preferred stock dividends	304.4	287.2
Less:
Income tax	59.4	62.6
Operating earnings attributable to noncontrolling interest	3.5	1.1
Preferred stock dividends	8.2	8.2
Operating earnings	$233.3	$215.3

Net realized capital losses, as adjusted	(56.4)	(9.9)
Other after-tax adjustments	1.4	(1.5)
Net income available to common stockholders	$178.3	$203.9

Selected Balance Sheet Statistics

	Period Ended,
	3/31/13	12/31/12	3/31/12
Total assets (in billions)	$200.8	$161.8	$153.6
Total common equity (in millions)	$9,181.6	$9,141.4	$8,754.1
Total common equity excluding accumulated other comprehensive income (in millions)	$8,560.6	$8,501.1	$8,258.3
End of period common shares outstanding (in millions)	293.3	293.8	300.9
Book value per common share	$31.30	$31.11	$29.09
Book value per common share excluding accumulated other comprehensive income	$29.19	$28.93	$ 27.45

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)

	Three Months Ended,
	3/31/13	3/31/12
Diluted Earnings Per Common Share:
Operating earnings	$0.79	$0.71
Net realized capital losses	(0.18)	(0.03)
Other after-tax adjustments	-	-
Net income available to common stockholders	$0.61	$0.68

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$29.19	$27.45
Net unrealized capital gains	3.91	2.93
Foreign currency translation	(0.18)	(0.12)
Net unrecognized postretirement benefit obligations	(1.62)	(1.17)
Book value per common share including accumulated other comprehensive income	$31.30	$29.09

Operating Revenues:
RIS	$1,102.3	$1,055.1
PGI	153.7	138.1
PI	247.5	262.5
USIS	778.0	697.0
Corporate	(43.2)	(45.3)
Total operating revenues	2,238.3	2,107.4
Net realized capital losses and related adjustments	(75.2)	(30.4)
Exited group medical insurance business	3.6	18.9
Total GAAP revenues	$2,166.7	$2,095.9

Operating Earnings:
RIS	$170.0	$143.6
PGI	20.3	16.2
PI	44.6	44.1
USIS	35.7	50.2
Corporate	(37.3)	(38.8)
Total operating earnings	233.3	215.3
Net realized capital losses	(56.4)	(9.9)
Other after-tax adjustments	1.4	(1.5)
Net income available to common stockholders	$178.3	$203.9

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(56.4)	$(9.9)
Certain derivative and hedging-related adjustments	24.1	23.3
Amortization of DAC and sale inducement costs	(3.1)	(32.8)
Certain market value adjustments of embedded derivatives	(0.1)	1.9
Capital gains distributed	6.1	7.5
Tax impacts	(21.7)	(5.1)
Noncontrolling interest capital gains	-	8.1
Recognition of front-end fee revenues	0.2	0.4
Certain market value adjustments to fee revenues	-	-
Net realized capital losses associated with exited group medical insurance business	-	(0.1)
GAAP net realized capital losses	$(50.9)	$(6.7)

Other After-Tax Adjustments:
Earnings (losses) associated with exited group medical insurance business	$1.4	$(1.5)
Total other after-tax adjustments	$1.4	$(1.5)

Principal Financial Group, Inc. Principal International Net Revenue Reconciliation (in millions)
	Three Months Ended,
	3/31/13	3/31/12
Total combined net revenue	$319.0	$279.3
Add:
Principal International's share of unconsolidated joint ventures' net income	23.8	22.9
Less:
Unconsolidated joint ventures' net revenue at 100%	223.4	209.4
Other adjustments	0.5	0.6
Net revenue*	$118.9	$92.2

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.